Exhibit 10.2

AMENDMENT TO

LAWSON SOFTWARE, INC.

1996 STOCK INCENTIVE PLAN

(Adopted by the Board of Directors on June 24, 2010 to take effect if and when (but not before) the 2010 Stock Incentive Plan is approved by the stockholders)

Pursuant to Section 12(e) of the Lawson Software, Inc. 1996 Stock Incentive Plan, as amended, the Board of Directors of Lawson Software, Inc. has approved the following amendment to the 1996 Stock Incentive Plan (the “1996 Plan”), effective if and when the 2010 Stock Incentive Plan of the Company is approved by the stockholders of the Company (but not before).  Capitalized terms that are not defined in this Amendment shall have the same respective meanings as described in the 1996 Plan.

Section 12 of the 1996 Plan is hereby amended to include the following additional Section 12(n):

(n)           Notwithstanding any provision in this Plan to the contrary, on and after the date on which the Lawson Software, Inc. 2010 Stock Incentive Plan is approved by the stockholders of the Company (but not before), the 1996 Stock Incentive Plan is terminated with respect to any future awards under that plan (the “Termination Date”).  Accordingly, no equity awards shall be granted under the 1996 Stock Incentive Plan after the Termination Date.  Notwithstanding the foregoing, the Company may issue and deliver shares of common stock of the Company after the Termination Date pursuant to the exercise of stock options or the vesting of restricted stock or restricted stock unit awards granted before the Termination Date under the 1996 Stock Incentive Plan.